Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of Colony Bankcorp, Inc. of our reports dated March 30, 2020 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Colony Bankcorp, Inc. and subsidiaries, appearing the Annual Report on Form 10-K of Colony Bankcorp, Inc. for the year ended December 31, 2019.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ McNair, McLemore, Middlebrooks & Co., LLC

Macon, Georgia

March 31, 2020